EXHIBIT NO. 10-7

AMENDMENT 2
TO THE
NIAGARA MOHAWK
1995 STOCK INCENTIVE PLAN

This sets forth Amendment 2 to the Niagara Mohawk 1995 Stock Incentive Plan (“Plan”) effective December 13, 1995. This Amendment shall be effective as of January 19, 2001.

1.      Article 2.6, paragraph (3) is amended in its entirety to read as follows:

(3)	The consummation of a reorganization, merger or consolidation involving the Company that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction), in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 75 % of, the then outstanding shares of common stock of (A) the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the outstanding shares of common stock of the surviving corporation (the “Parent Corporation”) and more than 75% of the combined voting power of the then outstanding voting securities of the Surviving Corporation (or, if applicable, the Parent Corporation) entitled to vote generally in the election of directors are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company, the Surviving Corporation (or, if applicable, the Parent Corporation) and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the Surviving Corporation (or, if applicable, the Parent Corporation) or the combined voting power of the then outstanding voting securities of the Surviving Corporation (or, if applicable, the Parent Corporation) entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the Surviving Corporation (or, if applicable, the Parent Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

2.      Article 13 is amended in its entirety to read as follows:

Article 13.  Change in Control

Upon the occurrence of a Change in Control, as defined herein, unless otherwise specifically prohibited by the terms of Article 17 herein:

(a)	If the Change in Control results solely in a cash payment for the outstanding Shares and such Shares cease to be readily tradeable on a national securities exchange which is registered under Section 6 of the Exchange Act or on NASDAQ, then any and all SARs granted hereunder shall be deemed to have been exercised on the date such Change in Control occurs;

(b)	If the Change in Control does not result solely in a cash payment for the outstanding Shares or such Shares continue to be readily tradeable on a national securities exchange which is registered under Section 6 of the Exchange Act or on NASDAQ, then any and all SARs granted hereunder shall be fully and immediately exercisable and may be exercised at any time in full or in part from time to time until the end of the Exercise Period. In such event, if the Shares are converted into the common stock, American Depositary Share (“ADSs”) or American Depositary Receipts (“ADRs”) of the Person referred to in subsection (1) of Section 2.6, the Surviving Corporation or the Parent Corporation, then (i) payments for SARs shall be based on the value of the common stock, ADRs or ADSs (as applicable) of such Person, Surviving Corporation or Parent Corporation and (ii) the Base Value and number of SARs shall be appropriately adjusted to reflect the per Share consideration received by the holders of the Shares. In the event such Change in Control results in payment of a combination of cash and other property (including common stock, ADRs or ADSs) for the outstanding Shares, the per Share consideration shall be deemed to be the change in control price (as such term is defined below).

(c)	Any Vesting Period with respect to Stock Units shall be deemed to have expired, and there shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change in Control the cash payment due with respect to such Stock Units and related Dividend Equivalents, with a Valuation Period ending on the effective date of the Change in Control. Notwithstanding the foregoing and the provisions of Section 7.3, if the Change in Control results in payment of a combination of cash and other property for the outstanding Shares, the cash payment for each of such Stock Units and related Dividend Equivalents shall be an amount equal to the change in control price.

In addition, if the Change in Control occurs pursuant to the transaction described in subsection (3) of Section 2.6, then any Participant (i) who had an outstanding Award on the date of the approval by the shareholders of the Corporation of such transaction, (ii) whose employment is terminated after shareholder approval and prior to the date of the occurrence of the Change in Control, by the Company other than for cause, by the Participant for good reason (as such terms are defined below), or by the acceptance by the participant of a position with the acquirer of Niagara Mohawk Power Corporation’s nuclear facilities, and (iii) who forfeited any Stock Units, Dividend Equivalents or SARs as a result of such termination of employment, shall receive a cash payment, within thirty (30) days following the date such Change in Control occurs, equal to (i) with respect to each forfeited Stock Unit and Dividend Equivalent, the change in control price and (ii) with respect to each forfeited SAR, the result of multiplying (A) the excess of the change in control price over the Base Value of the SAR by (B) the number of Shares forfeited under such SAR.

For purposes of this Article:

(i)	“cause” shall (A) have the meaning ascribed to such term in the Participant’s employment agreement or change in control severance agreement with the Company or a subsidiary, if any, and (B) mean, in the absence of an agreement referred to in clause (A), the Participant’s having (a) materially breached his obligations to the Company or any of its subsidiaries, (b) failed in a willful and continued manner to substantially perform his duties and responsibilities after a demand for substantial performance is delivered to the Participant by a direct supervisor or any more senior executive, which specifically identifies the manner in which the direct supervisor or executive believes that the Participant has not substantially performed his duties, (c) been convicted of, or have entered a plea of guilty or nolo contendere to, a felony.

(ii)	“change in control price” shall mean the greater of (A) the Fair Market Value of one Share on the date of the Change in Control or (B) the cash consideration per Share in such transaction (determined without regard to any limits on the number of Shares for which a cash payment will be made).

(iii)	“good reason” shall (A) have the meaning ascribed to such term in the Participant’s employment agreement or change in control severance agreement with the Company or a subsidiary, if any, and (B) mean, in the absence of an agreement referred to in clause (A), the imposition of a requirement that the Participant be based at an office or location other than one within a 50-mile radius of the office or a location at which the Participant was based immediately prior to approval by the Corporation’s shareholders of the transaction described in subsection (3) of Section 2.6, or a reduction in the Participant’s base annual salary from the rate in effect immediately prior to such shareholder approval.

Executed this 17th day of August, 2001.

NIAGARA MOHAWK HOLDINGS, INC.

                                                                                                                                                                                                                                                               /s/ David J. Arrington                                                                                                                                                                                                                                                                                            David J. Arrington
                                                                                                                                                                                                                                                              Senior Vice President and
                                                                                                                                                                                                                                                              Chief Administrative Officer